EXHIBIT 99.2

APPROVED BY:	Rick Coté President and Chief Operating Officer 201-267-8000

CONTACT:	FD Leigh Parrish/Stephanie Rich 212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES APPOINTMENT OF TWO NEW MEMBERS
TO ITS BOARD OF DIRECTORS

Paramus, NJ – April 7, 2011 -- Movado Group, Inc. (NYSE: MOV) today announced the appointment of two new members to its Board of Directors effective April 11, 2011. The two new directors are Maurice Reznik, Chief Executive Officer of Maidenform Brands, Inc., and Alex Grinberg, Senior Vice President, Consumer/Customer Centric Initiatives for Movado Group. Maurice Reznik will also serve as a member of the Audit Committee. With the appointment of Maurice Reznik and Alex Grinberg, the size of Movado’s board of directors will increase from eight to ten.

Maurice Reznik, age 56, brings more than 30 years of experience to Movado Group. He has been Chief Executive Officer and a director of Maidenform Brands since July 2008. Maurice Reznik has held positions of increasing responsibility with the company since 1998. Prior to joining Maidenform, Maurice Reznik held various sales and management positions in the intimate apparel industry, most recently as President of Warner’s Intimate Apparel Group, a division of Warnaco, Inc.  He has also held a series of positions with other consumer product companies, including VF Corporation and Sara Lee Corporation. Maurice Reznik is the founder of the For Love of Life Colon Cancer charity, and serves on the boards of the American Apparel and Footwear Association and the Fashion Institute of Technology. He received a B.A. in Economics from Queens College in New York City.

Alex Grinberg, age 48, brother of the Company’s Chairman and Chief Executive Officer, Efraim Grinberg, has been with the Company for 17 years. He has significant brand and international experience with the Company having served as President of Concord and previously as general manager of the Company’s Asian businesses. In that role, Alex Grinberg was stationed in the Far East and spent several years developing Movado Group brands in Hong Kong and Japan.  Alex Grinberg joined the Company in 1994 as territory manager for the Movado brand. He received an M.B.A. in Finance from New York University’s Stern School of Business and a B.S. in Business Administration from Washington University.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We believe Maurice and Alex will be a strong complement to our current Board of Directors. Maurice’s business acumen, particularly related to marketing, merchandising and sales, coupled with his expertise in leading a public company will be very valuable to our Company.  Alex brings strong knowledge of the Company’s operations and the values that are so important to our culture. We look forward to working closely with Maurice and Alex and we are pleased that both will help guide Movado Group as we carry out the next phase of our growth.”

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States.